CONTACTS: PETER J. CUNNINGHAM                     ROGER TEURFS
               VICE PRESIDENT, INVESTOR RELATIONS      CORPORATE SECRETARY
               ASTORIA FINANCIAL CORPORATION           LONG ISLAND BANCORP, INC.
               (516) 327-7877                          (516) 547-2607


FOR IMMEDIATE RELEASE

           ASTORIA FINANCIAL CORPORATION AND LONG ISLAND BANCORP, INC.
                                    TO MERGE

          STRATEGIC ALLIANCE CREATES $17 BILLION FINANCIAL INSTITUTION;
                NO. 2 DEPOSIT MARKET SHARE RANKING ON LONG ISLAND

LAKE SUCCESS, NEW YORK, APRIL 3, 1998 -- Astoria Financial Corporation (Nasdaq:
ASFC) ("Astoria"), and Long Island Bancorp, Inc. (Nasdaq: LISB) ("LISB") jointly announced today that they have signed a definitive agreement for Astoria and LISB to merge in a tax-free exchange of common stock. Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), with assets of $10.5 billion and deposits of $6.2 billion at December 31, 1997, is the third largest thrift institution in New York and tenth largest in the United States. Astoria Federal operates 61 banking offices, of which 53 are located in Brooklyn, Queens, Nassau and Suffolk Counties on Long Island, and eight are located in Westchester County and upstate New York. LISB is the parent company of The Long Island Savings Bank, FSB ("Long Island Savings"), a federally chartered thrift institution with assets of $6.1 billion and deposits of $3.7 billion at December 31, 1997, headquartered in Melville, Long Island. Long Island Savings operates 35 banking offices throughout Queens, Nassau and Suffolk Counties and 22 loan production offices located in 7 states. Upon completion of the transaction, LISB will merge into Astoria and Long Island Savings will merge into Astoria Federal. The transaction, which received the unanimous approval of the boards of directors of Astoria and LISB, will be accounted for as a pooling of interests and will be accretive to Astoria's earnings per common share in

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1999. The transaction is expected to close at the end of the third quarter of
1998.

         Under the terms of the agreement, holders of LISB common stock will receive 1.15 shares of the common stock of Astoria for each share of LISB common stock. Using Astoria's average closing stock price for the last five business days ending April 2, 1998, of $61.78, the exchange represents a price of $71.04 for each LISB share, approximately 3.09 times LISB's tangible book value at December 31, 1997. The total transaction value is estimated to be $1.8 billion based on LISB's diluted shares including ESOP shares at Astoria's average stock price for the last five business days. The pro forma combined company will receive the proceeds, if any, from the supervisory goodwill lawsuits of LISB and Astoria. As a result, in addition to the value of the Astoria common stock received, LISB shareholders, as shareholders of Astoria, will retain an interest in the LISB supervisory goodwill lawsuit, which if valued consistent with currently traded market instruments, would approximate $9-$12 per LISB share, and gain an interest in the Astoria supervisory goodwill lawsuit. Astoria shareholders, in addition to current market value, will gain an interest in the LISB supervisory goodwill lawsuit valued, consistent with currently traded market instruments, at $8 - $11 per share. Based upon the currently outstanding LISB shares of common stock, it is expected that approximately 27.6 million new shares of Astoria common stock will be issued in conjunction with the transaction, bringing the pro forma market capitalization of the combined company to $3.25 billion, the sixth largest thrift market capitalization nationally.

         The pro forma combined company, as of December 31, 1997, reflects total assets of $16.6 billion, ranking Astoria the second largest publicly traded thrift institution in New York and sixth largest nationally. It also includes strong mortgage origination capabilities in 7 states, deposits totaling $10.0 billion and shareholders' equity of $1.5 billion. The pro forma company will operate 96 banking offices, including 88 in the New York City metropolitan area:
31 in Nassau, 20 in Queens, 11 in Brooklyn, and 26 in Suffolk, as well as 3 in Westchester County and 5 in the upstate counties of Chenango and Otsego. Subsequent to the closing of the transaction, management anticipates that it will consolidate six banking offices in communities in which both Astoria and LISB have a presence.

         Commenting on the transaction, George L. Engelke, Jr., Chairman, President and Chief Executive Officer of Astoria said, "This strategic alliance between two strong Long Island financial institutions forms the premier consumer-oriented community bank on Long Island. The pro forma deposits of the 88 Long Island banking offices total $9.4 billion, or an average of $107 million per

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banking office, resulting in a pro forma #2 market share of deposits and a 8.7%
market share in a market larger in population than 39 states in the United States. We are confident that the transaction will not only enhance shareholder value, but also provide long-term benefits for our customers and, particularly, our communities. We are also delighted that John J. Conefry, Jr., whose leadership has successfully guided LISB to its current well-capitalized and prominent position in the Long Island market, will be joining the Board of Directors of both Astoria Financial Corporation and Astoria Federal Savings and Loan Association as a Vice Chairman and will also join our executive management team. His broad knowledge and experience will serve Astoria well as we continue to implement strategies to build our franchise, strengthen efforts in our communities, particularly in providing banking and home mortgage expertise to better serve the financial needs of low-to-moderate income families and individuals, and enhance shareholder value. We also look forward to adding many other talented Long Island Savings officers and employees to the already strong team at Astoria. Four other current directors of LISB will also join both boards of Astoria."

         Mr. Conefry commented, "We are very excited to be partnering with Astoria, a premier community-oriented financial services institution. The combination of our two strong companies will create a powerful retail banking franchise in Long Island that will provide greater potential for its shareholders, customers and communities than either institution would provide alone."

         Astoria estimates that operational efficiencies generated as a result of the transaction will produce cost savings equal to 50%, or approximately $52.0 million, pre-tax, of LISB's estimated 1998 general and administrative expense. Mr. Engelke, commenting on the estimated cost savings said, "We have a proven track record of rapidly consolidating back office systems and quickly recognizing all anticipated cost savings, as evidenced by the speed with which we successfully integrated The Greater New York Savings Bank (1997) and Fidelity New York, FSB (1995) into Astoria, allowing us to recognize a substantial part of all cost savings in the 90 days following the closing of those transactions. We expect to approach this transaction in the same manner as our past successes by effecting at least 75% of all anticipated cost savings by the end of the fourth quarter of 1998 and the balance during the first half of 1999." One-time charges in conjunction with this transaction, anticipated to be recorded in the fourth quarter, are expected to approximate $75 million, after-tax.

         In connection with the transaction, there is a provision for a termination fee of $60 million

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payable to Astoria if the transaction is not completed under certain circumstances. In addition, LISB and Astoria have granted cross options to purchase shares equal to 19.9% of each other's currently outstanding common stock under certain conditions. Stock repurchase plans have been terminated by both companies.

         The transaction is subject to approval of the shareholders of both LISB and Astoria, approval of the Office of Thrift Supervision and the satisfaction of certain other conditions.

                  ASTORIA FINANCIAL CORPORATION/ LONG ISLAND BANCORP, INC.
                               SELECTED FINANCIAL INFORMATION
                              QUARTER ENDED DECEMBER 31, 1997
                           ($ IN MILLIONS, EXCEPT PER SHARE DATA)

                                      ASFC              LISB           PRO FORMA (COMBINED)
                                      ----              ----           --------------------
Total assets                        $10,528.4        $6,072.5          $16,600.9
Total deposits                        6,220.9         3,742.4            9,963.3
Total loans                           4,345.0         3,520.7            7,865.7
Total Borrowings                      3,272.8         1,614.0            4,886.8
Shareholders' Equity                    899.4           557.3            1,456.7
Shareholders' Equity to Assets            8.54%           9.18%              8.77%
Net income (3 months ended)             $20.9           $13.2              $34.1
Cash earnings (3 months ended)           30.8            14.5               48.9*
Non-performing assets                    59.1            53.8              112.9
Non-performing assets/total assets        0.56%           0.89%              0.68%
Reserves                                $40.0           $33.7              $73.7
Book value per share**                   32.42           23.19              26.13
Tangible book value per share**          22.57           22.98              21.24

*   Adjusted for fully phased-in cost savings
**  Before transaction related charges















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NOTE: ASTORIA AND LISB PLAN TO HOST A JOINT CONFERENCE CALL ON FRIDAY MORNING,
APRIL 3, 1998, AT 11:00 AM (EST). INTERESTED INVESTORS AND ANALYSTS MAY PARTICIPATE EITHER IN PERSON OR VIA CONFERENCE CALL. INVESTORS WISHING TO PARTICIPATE BY TELEPHONE SHOULD CALL:

          DOMESTIC CALLERS:               1-888-282-0380
          INTERNATIONAL CALLERS:          630-395-0200

THE CONFERENCE CALL WILL BE HOSTED AT THE ST. REGIS HOTEL, 2 EAST 55TH STREET, NEW YORK, IN THE VERSAILLES ROOM FOR THOSE INVESTORS/ANALYSTS WISHING TO ATTEND IN PERSON.

A RECORDED PLAYBACK OF THE INVESTOR CALL WILL BE AVAILABLE THROUGH APRIL 7, 1998 AT 1-888-566-0686 (DOMESTIC CALLERS) AND 402-998-0107 (INTERNATIONAL CALLERS) RESERVATION #4823

THIS RELEASE MAY CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS REGARDING THE
MERGER WITH LONG ISLAND BANCORP, INC., INCLUDING COST SAVINGS TO BE REALIZED, EARNINGS ACCRETION, TRANSACTION CHARGES AND OTHER OPPORTUNITIES FOLLOWING THE ACQUISITION WHICH ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS REGARDING ECONOMIC, LEGISLATIVE, AND REGULATORY ISSUES. THE FACTORS WHICH MAY CAUSE FUTURE RESULTS TO VARY MATERIALLY INCLUDE, BUT ARE NOT LIMITED TO GENERAL ECONOMIC CONDITIONS, CHANGES IN INTEREST RATES, DEPOSIT FLOWS, LOAN DEMAND, REAL ESTATE VALUES, AND COMPETITION; CHANGES IN ACCOUNTING PRINCIPLES, POLICIES, OR GUIDELINES; CHANGES IN LEGISLATION OR REGULATION; AND OTHER ECONOMIC, COMPETITIVE, GOVERNMENTAL, REGULATORY, AND TECHNOLOGICAL FACTORS AFFECTING EACH COMPANY'S OPERATIONS, PRICING, PRODUCTS AND SERVICES.

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